Exhibit 10.23
SOMAXON PHARMACEUTICALS, INC.
AMENDMENT NO. 1 TO CONSULTING AGREEMENT
     Reference is made to the Consulting Agreement (the “Agreement”) dated August 25, 2003 by and between Somaxon Pharmaceuticals, Inc. (the “Company”) and Terry Cobb (the “Consultant”). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.
     Whereas, the parties desire to amend certain terms of the Agreement in accordance with the terms hereof (this “Amendment”).
     Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree as follows:
1.	Section 3.a. of the Agreement shall be deleted in its entirety and replaced by the following:
a.	As compensation for the Services to be rendered pursuant to this Agreement from and after September 23, 2005, the Company shall pay to Consultant the sum of $10,000.00 per month, to be paid monthly on the last calendar day of each month. Compensation for Consultant’s services rendered during the first and last months shall be calculated on a pro-rata basis.
2.	Except for the matters set forth in this Amendment, all other terms of the Agreement shall remain unchanged and in full force and effect.
     In Witness Whereof, the parties hereto have duly executed this Amendment as of March 13, 2006.

CONSULTANT	SOMAXON PHARMACEUTICALS, INC.

/s/ Terrell A. Cobb	By:	/s/ Kenneth M. Cohen

Terrell A. Cobb		Name: Kenneth M. Cohen
Title: President and Chief Executive Officer